Air Industries Group, Inc. Announces Listing of Shares
 on the NYSE MKT.

Bay Shore, NY – (Marketwired – June 10, 2013) Air Industries Group, Inc. (OTCQB: AIRI) (OTCBB:AIRI) today announced that its common stock has been approved for listing on the NYSE MKT, the premier U.S. equities market for listing and trading of small growth companies. Trading is expected to commence on the NYSE MKT on Wednesday, June 12, 2013, under the ticker symbol “AIRI”.

“The NYSE MKT listing is a significant corporate milestone for Air Industries. The NYSE listing should enable us to increase the trading liquidity of our stock, broaden our shareholder base, and raise our profile in the investment community,” said Michael N. Taglich, Chairman of the Board of Air Industries Group. “We also believe that listing on the NYSE increases the awareness and stature of Air Industries among its Tier 1 Aerospace customers and suppliers.”

“We are pleased to welcome Air Industries Group, Inc. to the NYSE MKT family of listed companies,” said Scott Cutler, EVP and Co-Head of U.S. Listings and Cash Execution at NYSE Euronext. “AIRI will be joining many growth-oriented companies in the U.S. in taking advantage of the NYSE’s advanced and innovative market model offering a premier value for listing and trading their stocks.”

ABOUT AIR INDUSTRIES GROUP, INC.

Air Industries Group, Inc. (OTCQB: AIRI) (OTCBB: AIRI) is an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors. Air Industries designs and manufactures flight critical products including flight safety parts, landing gear and components, arresting gear, flight controls, sheet metal fabrications and ground support equipment.

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, the ability to realize firm backlog and projected backlog, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances